Exhibit 99.1

Orion Energy Systems, Inc. Announces Fiscal 2013 Second Quarter Results and Strategic Refocus

MANITOWOC, Wis. — November 7, 2012 (BUSINESS WIRE) Orion Energy Systems, Inc. (NYSE MKT: OESX), a leading power technology enterprise, announced today its financial results for its fiscal 2013 second quarter and fiscal year-to-date period ended September 30, 2012.

“Our revenues this quarter continued to be impacted by the challenged capital spending environment and faced a tough comparable versus the fiscal second quarter of 2012 where we had a number of large solar deals coming together at one time. We also had several non-recurring charges related to income tax and reorganization expenses. We are taking swift actions to refocus our sales and product development strategy, and reduce variable expenses to get us back on the path towards profitable growth,” commented John Scribante, Chief Executive Officer of Orion Energy Systems. “As customer demand for energy solutions that lower operating costs and fulfill environmental mandates grows, I am confident that Orion’s unique product portfolio and value proposition will create a significant runway for profitable growth in the years ahead.”

Second Quarter of Fiscal 2013

For the second quarter of fiscal 2013, the Company reported revenues of $19.4 million, a 42% decrease compared to $33.5 million for the second quarter of fiscal 2012.

For the second quarter of fiscal 2013, the Company reported a net loss of $9.7 million, or $(0.46) per share. For the second quarter of fiscal 2012, the Company’s net income was $1.4 million, or $0.06 per share. During the second quarter of fiscal 2013, the Company incurred non-recurring charges in the amount of $7.6 million, including a non-cash valuation reserve charge related to its deferred tax assets of $5.6 million, or approximately $(0.27) per share, and reorganization expenses of $2.1 million, or approximately $(0.10) per share.

Total order backlog as of September 30, 2012 was $46.7 million. The Company currently expects approximately $18.1 million of the existing backlog to be recognized as revenue during the remainder of fiscal 2013.

First Half of Fiscal 2013

For the first six months of fiscal 2013, the Company reported revenues of $34.7 million, a 33% decrease compared to $51.7 million for the first six months of fiscal 2012.

For the first six months of fiscal 2013, the Company reported a net loss of $11.6 million, or $(0.53) per share. For the first half of fiscal 2012, the Company’s net income was $0.6 million, or $0.02 per share.

Strategic Refocus and Cost Reduction Initiatives

Due to the recent management change, the Company is refocusing its strategic initiatives. The Company intends to enhance and refocus its sales organization with an emphasis on expanding its direct sales efforts, streamlining product development initiatives, implementing a disciplined product control release process versus a process of continuous development and implementing cost reductions, including headcount reductions, product material cost decreases and reductions in consulting and other discretionary spending. The Company expects that $1.2 million of these cost reduction efforts will be recognized in the second half of fiscal 2013.

Cash, Debt and Liquidity Position

Orion had $13.2 million in cash and cash equivalents and $1.0 million in short-term investments as of September 30, 2012, compared to $23.0 million and $1.0 million, respectively, at March 31, 2012. The reduction in cash during the first half was primarily due to $4.5 million used to repurchase common shares, $1.7 million for capital expenditures, $1.4 million for the repayment of debt and $2.3 million due to the net loss and changes in operating activities.

Total short and long-term debt was $8.2 million as of September 30, 2012, compared to $9.5 million as of March 31, 2012. There were no borrowings outstanding under the Company’s revolving credit facility as of September 30, 2012, which has availability of $13.3 million.

The Company repurchased 2.1 million shares of its common stock at an average price per share of approximately $2.15 during the fiscal 2013 first half. Under the Company’s current authorized $7.5 million share repurchase plan, the Company has repurchased 2.4 million shares at a total cost of $5.3 million. The Company has halted the share repurchase program as of the date of this release as it conserves cash while it stabilizes its profit performance.

Supplemental Information

In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three and six months ended September 30, 2012. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the second quarter and year-to-date ended September 30, 2012. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.

Conference Call

Orion will host a conference call on Wednesday, November 7, 2012 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2013 first quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

Definition of Contracted Revenues

The Company defines contracted revenues, which is a financial measurement not recognized under GAAP, as expected future revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and solar Power Purchase Agreements, or PPAs. For OTA and cash contracted revenues for sales of its energy management systems, the Company generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For cash contracted revenues for sales of solar PV systems and for PPA contracted revenue, the Company generally expects that it will recognize GAAP revenue within three to 15 months from the firm contract. The Company believes that total contracted revenues are a key financial metric for evaluating and measuring the Company’s performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the GAAP revenue recognition treatment.

Included below is a reconciliation of contracted revenue to revenue recognized under GAAP for the fiscal 2013 first half ended September 30, 2012 (in millions).

Six months ended September 30, 2012
Total contracted revenues	$39.8
Increase in backlog (1)	(5.2)
PPA GAAP revenue recognized (2)	0.4
Other miscellaneous	(0.3)

Revenue – GAAP basis	$34.7

(1)	Change in backlog reflects the increase in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied.
(2)	Reflects GAAP revenue recognized on solar Power Purchase Agreements contracted in prior fiscal years.

Use of Non-GAAP Financial Measures

The Company reports all financial information required in accordance with GAAP and also provides certain non-GAAP financial measures. A non-GAAP financial measure refers to a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that includes (or excludes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. The Company presents these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes that these non-GAAP financial measures help reflect underlying trends in the Company’s business and are important in comparing current results with prior period results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue prepared in accordance with GAAP.

The Company’s management uses the foregoing non-GAAP financial measurement to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. A schedule that reconciles the Company’s GAAP and non-GAAP financial measures is included with this release. Investors are encouraged to review this reconciliation to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

In the Company’s earnings releases, conference calls, slide presentations and/or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements.

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE MKT: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customer’s:

•	Energy demand by 758,401 kilowatts, or 23.4 billion kilowatt-hours;

•	Energy costs by $1.8 billion; and

•	Indirect carbon dioxide emission by 15.4 million tons.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) the Company’s ability to compete and execute its growth strategy in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of the Company’s products and services, including increasing customer preference to purchase its products through its Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) the Company’s ability to effectively manage the credit risk associated with its increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture its products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) the Company’s ability to effectively manage its product inventory to provide its products to customers on a timely basis; (ix) the increasing relative volume of the Company’s product sales through its wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) the Company’s development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; and (xvi) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2012	2011	2012
Product revenue	$30,111	$16,931	$47,472	$30,511
Service revenue	3,364	2,477	4,224	4,207

Total revenue	33,475	19,408	51,696	34,718

Cost of product revenue	21,447	11,867	33,039	21,464
Cost of service revenue	2,647	1,736	3,269	3,076

Total cost of revenue	24,094	13,603	36,308	24,540

Gross profit	9,381	5,805	15,388	10,178

Operating expenses:
General and administrative	2,725	4,638	5,800	7,940
Sales and marketing	3,729	4,561	7,504	8,513
Research and development	593	710	1,215	1,407

Total operating expenses	7,047	9,909	14,519	17,860

Income (loss) from operations	2,334	(4,104)	869	(7,682)

Other income (expense):
Interest expense	(150)	(142)	(237)	(303)
Dividend and interest income	214	218	368	443

Total other income	64	76	131	140

Income (loss) before income tax	2,398	(4,028)	1,000	(7,542)

Income tax expense	1,040	5,631	434	4,057

Net income (loss)	$1,358	$(9,659)	$566	$(11,599)

Basic net income (loss) per share	$0.06	$(0.46)	$0.02	$(0.53)
Weighted-average common shares outstanding	22,989,502	21,075,624	22,955,655	21,814,321
Diluted net income (loss) per share	$0.06	$(0.46)	$0.02	$(0.53)
Weighted-average common shares outstanding	23,369,520	21,075,624	23,380,375	21,814,321

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2012	2011	2012
Cost of product revenue	$35	$26	$77	$57
General and administrative	140	269	296	419
Sales and marketing	124	102	272	279
Research and development	7	7	12	15

Total	$306	$404	$657	$770

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31,	September 30,
	2012	2012
Assets
Cash and cash equivalents	$23,011	$13,214
Short-term investments	1,016	1,019
Accounts receivable, net	19,167	19,447
Inventories, net	18,132	18,411
Deferred contract costs	2,193	4,764
Deferred tax assets	1,549	—
Prepaid expenses and other current assets	2,174	1,727

Total current assets	67,242	58,582
Property and equipment, net	30,225	29,769
Long-term inventory	12,328	12,273
Patents and licenses, net	1,689	1,698
Deferred tax assets	2,609	213
Long-term accounts receivable	7,555	6,735
Other long-term assets	4,002	3,962

Total assets	$125,650	$113,232

Liabilities and Shareholders’ Equity
Accounts payable	$14,300	$15,166
Accrued expenses	3,018	6,485
Deferred revenue	2,614	3,756
Current maturities of long-term debt	2,791	2,871

Total current liabilities	22,723	28,278
Long-term debt, less current maturities	6,704	5,365
Deferred revenue	3,048	3,128
Other long-term liabilities	406	401

Total liabilities	32,881	37,172

Shareholders’ equity:
Additional paid-in capital	126,753	126,148
Treasury stock	(32,470)	(36,913)
Shareholder notes receivable	(221)	(283)
Retained deficit	(1,293)	(12,892)

Total shareholders’ equity	92,769	76,060

Total liabilities and shareholders’ equity	$125,650	$113,232

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended September 30,
	2011	2012
Operating activities
Net income (loss)	$566	$(11,599)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,890	2,230
Stock-based compensation expense	657	770
Deferred income tax (benefit) expense	(538)	3,945
(Gain) loss on sale of property and equipment	(1)	30
Provision for bad debts	159	100
Other	38	34
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	3,157	443
Inventories, current and long-term	(3,227)	(224)
Prepaid expenses and other assets	(2,330)	445
Deferred contract costs	6,682	(2,571)
Deferred revenue	(3,940)	1,222
Accounts payable	(2,099)	866
Accrued expenses	370	1,985

Net cash provided by (used in) operating activities	1,384	(2,327)
Investing activities
Purchase of property and equipment	(2,003)	(1,715)
Purchase of property and equipment held under operating leases	(3)	—
Purchase of short-term investments	(3)	(3)
Additions to patents and licenses	(125)	(75)
Proceeds from asset sales	1	19

Net cash used in investing activities	(2,133)	(1,774)
Financing activities
Payment of long-term debt	(664)	(1,415)
Proceeds from debt	4,583	156
Proceeds from repayment of shareholder notes	13	6
Repurchase of common stock into treasury	—	(4,523)
Excess tax benefits from stock-based compensation	811	21
Deferred financing costs	(113)	—
Proceeds from issuance of common stock	118	59

Net cash provided by (used in) financing activities	4,748	(5,696)

Net increase (decrease) in cash and cash equivalents	3,999	(9,797)
Cash and cash equivalents at beginning of period	11,560	23,011

Cash and cash equivalents at end of period	$15,559	$13,214

Investor Relations Contact

Scott Jensen

Chief Financial Officer

Orion Energy Systems

(920) 892-5454

sjensen@oriones.com